NVE Corporation Reports Fiscal Year Results

EDEN PRAIRIE, Minn.--April 28, 2004--NVE Corporation (NasdaqSC: NVEC) today announced financial results for the quarter and fiscal year ended March 31, 2004.

Total revenue for fiscal 2004 was $12.01 million compared to $9.45 million the prior year, an increase of 27%. Product sales increased 115% over the prior year. For fiscal 2004 the company reported net income of $2.11 million, including a net income tax benefit of $233,022 from reduction of the valuation allowance relating to deferred tax assets. This compares to net income of $646,850 in fiscal 2003. Earnings per share were $0.45 per diluted share compared to $0.15 per share for the prior year. The impact of the tax benefit in fiscal 2004 was $0.05 per share.

Total revenue for the fourth quarter of fiscal 2004 was $3.21 million compared to $2.60 million for the prior-year quarter, an increase of 23%. Product sales for the fourth quarter increased 94% over the prior-year quarter. Net income for the fourth quarter was $789,670 or $0.16 per diluted share compared $160,164 or $0.04 per share for the prior-year quarter. Net income for the fourth quarter included a net income tax benefit of $236,500 or $0.05 per share.

The company exceeded its previously issued guidance of net income of $0.30 to $0.37 per diluted share and revenue of between $11.5 and $12.0 million for fiscal 2004.

"We are very pleased with our results for the past year," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "Product sales grew very rapidly and our partners made significant strides toward production-ready MRAM."

NVE is a leader in the practical commercialization of spintronics, a nanotechnology which many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic products including sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as uncertainties relating to MRAM production by our licensees, our dependence on Cypress for potential supply of MRAM devices, risks relating to making commercially viable MRAMs, risks in the enforcement of our patents, as well as the risk factors listed from time to time in the company's filings with the SEC, including our Annual Report on Form 10-KSB and other reports filed with the SEC.

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
                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
            QUARTER AND YEAR ENDED MARCH 31, 2004 AND 2003
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)

Quarter ended                           March 31, 2004  March 31, 2003
Revenue:
  Contract research and development           $ 1,667         $ 1,709
  Product sales                                 1,541             795
  License revenue                                   -              98
                                        --------------  --------------
Total revenue                                   3,208           2,602

Total expenses                                  2,655           2,442
                                        --------------  --------------
Pretax income                                     533             160

Income tax (benefit)                             (237)              -
                                        --------------  --------------
Net income                                    $   790         $   160
                                        ==============  ==============

Weighted average shares outstanding             4,877           4,366
Net income per share - diluted                $  0.16         $  0.04

Year ended                              March 31, 2004  March 31, 2003
Revenue:
  Contract research and development           $ 6,617         $ 6,553
  Product sales                                 5,393           2,503
  License revenue                                   -             391
                                        --------------  --------------
Total revenue                                  12,010           9,447

Total expenses                                 10,135           8,800
                                        --------------  --------------
Pretax income                                   1,875             647

Income tax (benefit)                             (233)              -
                                        --------------  --------------
Net income                                    $ 2,108         $   647
                                        ==============  ==============

Weighted average shares outstanding             4,727           4,324
Net income per share - diluted                $  0.45         $  0.15

                           NVE Corporation
                       CONDENSED BALANCE SHEETS
                   MARCH 31, 2004 AND MARCH 31, 2003
                            (IN THOUSANDS)

                                               (UNAUDITED)
                                                 March 31,   March 31,
                                                   2004        2003
ASSETS
Current assets:
  Cash                                           $  1,056    $    596
  Investment securities                             6,489       5,880
  Other current assets                              3,436       2,039
                                               ----------- -----------
Total current assets                               10,981       8,515
Fixed assets                                        1,439       1,167
                                               ----------- -----------
Total assets                                     $ 12,420    $  9,682
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                 1,586       1,980
Other long-term liabilities                           101         223
                                               ----------- -----------
Total liabilities                                   1,687       2,203

Shareholders' equity:
  Common stock                                         45          42
  Additional paid-in capital                       13,298      12,171
  Accumulated other comprehensive income               90          73
  Accumulated deficit                              (2,700)     (4,807)
                                               ----------- -----------
Total shareholders' equity                         10,733       7,479
                                               ----------- -----------
Total liabilities and shareholders' equity       $ 12,420    $  9,682
                                               =========== ===========